                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                                   FLYi, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.02 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    34407T104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     /x/  Rule 13d-1(c)

     / /  Rule 13d-1(d)

--------

     (1) The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 34407T104                   13G                     Page 2 of 9 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   0 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               0 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 34407T104                   13G                     Page 3 of 9 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   0 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               0 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 34407T104                   13G                     Page 4 of 9 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   0 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               0 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 34407T104                   13G                     Page 5 of 9 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                         MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        USA
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   0 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               0 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     0 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 34407T104                   13G                     Page 6 of 9 Pages
----------------------                                    ----------------------

Item 1(a).        Name of Issuer:

                  FLYi, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  45200 Business Court
                  Dulles, Virginia 20166

Item 2(a).        Name of Person Filing:

                  This statement is jointly filed by Newcastle Partners, L.P., a
                  Texas   limited   partnership   ("NP"),    Newcastle   Capital
                  Management,   L.P.,  a  Texas  limited  partnership   ("NCM"),
                  Newcastle  Capital Group,  L.L.C.,  a Texas limited  liability company  ("NCG"),  and Mark E. Schwarz  (together with NP, NCM and NCG, the "Reporting Persons").  Because Mark E. Schwarz is
                  the managing  member of NCG,  which is the general  partner of
                  NCM (Mark E. Schwarz,  NCG and NCM are hereinafter referred to as the  "Controlling  Persons"),  which in turn is the general partner of NP, the Controlling Persons may be deemed, pursuant to Rule  13d-3 of the  Securities  Exchange  Act of  1934,  as
                  amended (the "Act"), to be the beneficial owners of all shares of Common Stock held by NP. The  Reporting  Persons are filing this  joint  statement,  as they may be  considered  a "group"
                  under Section 13(d)(3) of the Act.  However,  neither the fact of this filing nor anything  contained  herein shall be deemed to be an admission by the Reporting  Persons that such a group exists.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  300 Crescent Court
                  Suite 1110
                  Dallas, Texas 75201

Item 2(c).        Citizenship:

                  NP, NCM and NCG are  organized  under the laws of the State of
                  Texas.  Mark E.  Schwarz is a citizen of the United  States of
                  America.

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $0.02 per share

Item 2(e).        CUSIP Number:

                  34407T104

----------------------                                    ----------------------
CUSIP No. 34407T104                   13G                     Page 7 of 9 Pages
----------------------                                    ----------------------

Item 3.           If This  Statement  is Filed  Pursuant  to Rule  13d-1(b),  or
                  13d-2(b) or (c), Check Whether the Person Filing is a:

                  /X/    Not Applicable

         (a)      / /    Broker or dealer  registered  under  Section  15 of the
                         Exchange Act.

         (b)      / /    Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      / /    Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

         (d)      / /    Investment  company  registered  under Section 8 of the
                         Investment Company Act.

         (e)      / /    An   investment   adviser  in   accordance   with  Rule
                         13d-1(b)(1)(ii)(E).

         (f)      / /    An  employee   benefit  plan  or   endowment   fund  in
                         accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /    A  parent   holding   company  or  control   person  in
                         accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act.

         (i)      / /    A church plan that is excluded  from the  definition of
                         an investment  company  under  Section  3(c)(14) of the
                         Investment Company Act.

         (j)      / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

         (a)      Amount beneficially owned:

                  0 shares

         (b)      Percent of class:

                  0%

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote

                  0 shares

----------------------                                    ----------------------
CUSIP No. 34407T104                   13G                     Page 8 of 9 Pages
----------------------                                    ----------------------

         (ii)     Shared power to vote or to direct the vote

                  0 shares

         (iii)    Sole power to dispose or to direct the disposition of

                  0 shares

         (iv)     Shared power to dispose or to direct the disposition of

                  0 shares

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [x].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security  Being Reported on by the Parent Holding
                  Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  See Joint Filing Agreement (previously filed).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certifications.

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 34407T104                   13G                     Page 9 of 9 Pages
----------------------                                    ----------------------

                                    SIGNATURE

         After reasonable  inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct.

Dated:    February 13, 2006           NEWCASTLE PARTNERS, L.P.

                                      By: Newcastle Capital Management, L.P.,
                                          its general partner

                                      By: Newcastle Capital Group, L.L.C.,
                                          its general partner

                                      By: /s/ Mark E. Schwarz
                                          ----------------------------------
                                          Mark E. Schwarz, Managing Member

                                      NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                      By: Newcastle Capital Group, L.L.C.,
                                          its general partner

                                      By:  /s/ Mark E. Schwarz
                                          ----------------------------------
                                          Mark E. Schwarz, Managing Member

                                      NEWCASTLE CAPITAL GROUP, L.L.C.

                                      By:  /s/ Mark E. Schwarz
                                          ----------------------------------
                                          Mark E. Schwarz, Managing Member

                                        /s/ Mark E. Schwarz
                                      --------------------------------------
                                      MARK E. SCHWARZ